Exhibit 5.1

April 27, 2012

NovaCopper Inc.
Suite 2300 - 200 Granville Street
Vancouver, British Columbia
V6C 1S4

Re: NovaCopper Inc. - Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NovaCopper Inc., a company formed under the laws of the Province of British Columbia (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”).

The purpose of the Registration Statement is to register the offer and sale of up to 8,810,029 common shares of the Company (the “Shares”) pursuant to the following:

(1)	exercise of awards granted under the NovaCopper Equity Incentive Plan, approved by the shareholders of NovaGold Resources Inc. (“NovaGold”) on March 28, 2012 (the “Plan”);

(2)	the employment agreement between the Company and Rick Van Nieuwenhuyse dated January 9, 2012 (the “Employment Agreement”);

(3)

exercise of stock options (the “Arrangement Options”) issued in accordance with the Plan of Arrangement effective April 30, 2012 between NovaGold, the securityholders of NovaGold and the Company (the “Plan of Arrangement”) as evidenced by the form of NovaCopper Arrangement Option Certificate, the terms of which are governed by the 2004 Stock Award Plan of NovaGold (as amended);

(4)	the payout of performance share units (the “PSUs”) issued under NovaGold’s 2009 Performance Share Unit Plan, as amended, in accordance with the Plan of Arrangement; and

(5)	the redemption of deferred share units (the “DSUs”) governed by NovaGold’s 2009 Non- Employee Directors Deferred Share Unit Plan, in accordance with the Plan of Arrangement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company and the shareholders of NovaGold with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

50804764.1

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of Shares: (1) upon the due exercise of options granted pursuant to and in accordance with the Plan or Employment Agreement; (2) upon the due exercise of the Arrangement Options in accordance with their terms; (3) upon the payout of PSUs; and (4) redemption of DSUs in accordance with their terms. Further, we are of the opinion that when such Shares are issued in accordance with the terms of the Plan or Employment Agreement and upon due exercise, payout, or redemption as applicable, the Shares will be validly issued as fully paid and non-assessable.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario